UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 15, 2012

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 15, 2012, Ecolab Inc. (“Ecolab”) entered into a $900 million unsecured term loan credit agreement that matures three years after the loan funding date, among the lenders party thereto, Bank of America, N.A., as administrative agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger (the “Term Loan Agreement”).

The Term Loan Agreement will be used to fund the previously announced merger between Permian Mud Service, Inc. (parent company of Champion Technologies, Inc. and Corsicana Technologies, Inc.) and OFC Technologies Corp., a wholly-owned subsidiary of Ecolab, which subject to standard closing conditions, including the receipt of required regulatory approvals, is expected to close prior to year end.

Borrowings under the Term Loan Agreement bear interest, at Ecolab’s option, at (i) the base rate (which is equal to the highest of (a) the Bank of America, N.A. prime rate, (b) the federal funds rate plus 0.50% and (c) one-month LIBOR plus 1.0%) plus an applicable margin or (ii) LIBOR plus an applicable margin.

In connection with the Term Loan Agreement, Ecolab must pay a commitment fee at a rate per annum which may range from 0.06% to 0.225% of the actual daily commitment of each lender from the date that the Term Loan Agreement is executed until the date that the term loan is funded or the commitment otherwise terminates.  The applicable rate for this fee will be determined based on Ecolab’s credit rating, as described in the Term Loan Agreement.

The Term Loan Agreement contains a financial covenant that requires Ecolab to maintain a minimum interest expense coverage ratio.  The Term Loan Agreement also contains customary conditions to funding, events of default, affirmative covenants and negative covenants, including restrictions on liens and subsidiary indebtedness.

In the ordinary course of their respective businesses, one or more of the lenders under the Term Loan Agreement, or their affiliates, have or may have various relationships with Ecolab and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services, for which they received, or will receive, customary fees and expenses.

The foregoing description is not intended to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is incorporated herein by reference and attached as Exhibit 10.1 hereto.

Cautionary Statements Regarding Forward-Looking Information

This communication contains statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the expected timing of completion of Ecolab’s proposed merger (the “Merger”) with Permian Mud Service. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in these communications. These risks and uncertainties include (i) the risk that the regulatory approvals or clearances required for the Merger may not be obtained, or that required regulatory approvals may delay the Merger or result in the imposition of conditions that could have a material adverse effect on the company or cause the company to abandon the Merger, (ii) the risk that the conditions to the closing of the Merger may not be satisfied, (iii) the risk that a material adverse change, event or occurrence may affect the company or acquired companies prior to the closing of the Merger and may delay the Merger or cause the company to abandon the Merger.

Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the company, the acquired companies and the combined business. For a further discussion of these and other risks and uncertainties applicable to the company, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and the company’s other public filings with the Securities and Exchange Commission (the “SEC”). In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. The company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits.

10.1                        Term Loan Credit Agreement, dated as of November 15, 2012, among Ecolab Inc., the lenders party thereto, Bank of America, N.A., as administrative agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: November 16, 2012	By:	/s/David F. Duvick
David F. Duvick
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

10.1

Term Loan Credit Agreement, dated as of November 15, 2012, among Ecolab Inc., the lenders party thereto, Bank of America, N.A., as administrative agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger.

Filed herewith electronically.